                                                                      EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE

                                                           Contact: Craig Mackey
                                                           (972) 860-0202


    PARK PHARMACY FILES FORM 8-K RELATED TO ITS LINE OF CREDIT AND TERM LOAN


DALLAS, TEXAS--September 19, 2002--PARK PHARMACY CORPORATION (OTCBB: PPRX.OB), a regional network of specialty pharmacies focusing on high-end and technical pharmacy services, today filed a Form 8-K with the Securities and Exchange Commission related to its line of credit and term loan. The Company has previously announced efforts to refinance or restructure its revolving line of credit and term loan with the Bank of Texas N.A. in the aggregate amount of approximately $5.7 million.

In today's filing, the Company stated that, within the past week, it received a notice of default from Bank of Texas under the Company's revolving line of credit and term loan subsequent to the Company's failure to make principal and interest payments on August 31, 2002. The Company's line of credit and term loan is secured by substantially all of the Company's assets. To the extent that the Company is not able to refinance or restructure this indebtedness and the Bank of Texas pursues available remedies, the Company may be forced to seek protection by filing for bankruptcy.

ABOUT PARK PHARMACY

Dallas, Texas-based Park Pharmacy Corporation is developing a regional network of community and specialty pharmacies focusing on high-end and technical pharmacy services. Through its operating subsidiaries, Park Pharmacy provides a variety of services and products, such as (i) retail community drugstores offering a comprehensive inventory of medicines; (ii) infusion and compounding pharmacy services; (iii) durable and home medical equipment and supplies; (iv) home care/institutional pharmacies and (v) wholesale medical supply.

Statements in this press release that are not historical facts, including statements about plans and expectations regarding businesses and opportunities, demand and acceptance of new and existing businesses, capital resources, and future financial condition and results are forward looking. Forward-looking statements involve risks and uncertainties, which may cause Park's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include challenges in integrating acquired businesses, refinancing efforts, changing consumer preferences, lack of success of new businesses, loss of Park's customers, competition and other factors discussed from time to time in Park's filings with the Securities and Exchange Commission.

                                       ###